Exhibit 99.2
Ladies and gentlemen, thank you for standing by. Welcome to Volcano Corporation’s second quarter 2006 earnings conference call. During the presentation, all participants will be in a listen-only mode. Following the formal comments, we will conduct a question and answer session. To ask a question, you will need to press *0 on your telephone. As a reminder, this call is being recorded Tuesday, August 8, 2006. A replay of the call will be accessible through Tuesday, August 15, at (719) 457-0820, passcode 4993701, or via the company’s website at www.volcanocorp.com. I would now like to turn the call over to John Dahldorf, Volcano’s chief financial officer. Please go ahead, sir.

Volcano 2q 2006 Conference Call Script
John Dahldorf
1.	Good afternoon everyone and thank you for joining us today. I am John Dahldorf, Volcano’s chief financial officer. With me today is Scott Huennekens, the company’s president and chief executive officer. Scott will begin our presentation today with an overview of key events during the quarter and I will follow with a review of our financial results for the quarter and a discussion of guidance for the full year 2006. Scott will then return for some closing comments.

2.	Before turning the call over to Scott, let me remind you that our prepared remarks contain forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These include statements related to the guidance about anticipated financial results, product development and clinical trial programs, as well as forward-looking statements that we may make in response to your questions. Factors that could cause Volcano’s actual results to differ materially from these forward-looking statements are described in our filings with the Securities and Exchange Commission, including our Form S-1 filed on June 14, 2006. Volcano cautions you not to place undue reliance on forward-looking statements that speak only as of the date they are made. Volcano undertakes no obligation to update publicly any forward-looking statements to reflect new information with events or circumstances after the date they were made. Scott.
Scott Huennekens
3.	Thank you John and welcome to Volcano’s earnings conference call, our first since the company completed its IPO. We sold 7.8 million shares—including the green shoe—raising net proceeds of approximately $54.5 million. We were very pleased with the level of investor interest in the company and appreciate the support of those of you who participated in our offering. I also want to acknowledge the contributions of our very strong management group and Volcano’s committed team of employees to our successful IPO.

4.	We had an excellent quarter as we met or exceeded our key financial and operational objectives. As indicated in today’s press release, we reported revenues of $25.9 million, an increase of nine percent versus revenues of $23.8 million in the second quarter a year ago. Included in the results for the second quarter of last year are revenues related to the initiation of our distribution agreement with Goodman in Japan. Excluding those revenues, our second quarter 2006 revenues would have increased approximately 30 percent year-over-year. While John will discuss our financial results in more detail, we experienced solid growth in our IVUS disposable business—in which revenues grew globally by 34 percent year-over-year. This broader use of Volcano IVUS represents both our success at growing market share and what we believe is the growing adoption of the technology among clinicians. In addition to achieving solid revenue growth, we also realized improvement in gross margin to 56 percent versus 49 percent in the second quarter a year ago as we proceed on our path to profitability. We also hit some key milestones in our growth strategy, with the regulatory approval and launch of new products and the completion of baseline enrollment in our PROSPECT and VH Registry clinical trials. In addition, we furthered our business development efforts by finalizing agreements with General Electric and Paieon. I will provide additional detail on all these areas shortly.

5.	Before doing so, since this is our first quarterly earnings conference call as a public company, I thought it would be useful to provide you a brief overview of the company. Volcano is a leader in the development and marketing of technology that enhances the diagnosis and treatment of vascular and structural heart diseases that are estimated to affect more than 70 million Americans—and many others in Japan, Europe and the rest of the world. Our principle offering is intravascular ultrasound, or IVUS, imaging that is used by physicians performing interventional procedures, such as the implant of stents. Our technology enhances both diagnostic capabilities and therapy optimization. We believe IVUS provides significant advantages when used in conjunction with angiography, the traditional standard of practice, and that we offer the industry’s leading technology and the broadest line of consoles and disposable catheters. Over the past three years, we have established a track record of delivering on both our product development and financial objectives.

6.	Our console offerings include our IVUS In-Vision Gold, or IVG—our previous generation IVUS console—and our new family of PC-based s5 consoles, which are smaller, lighter and less expensive to manufacture. These include the s5, a mobile console; the s5i, a console comprised of components that can be integrated into a cath lab; and the s5i GE Innova IVUS configuration specifically designed and manufactured for integration into General Electric’s Innova cath labs. We currently have more than 1,500 IVUS consoles in use throughout the world. We also offer a family of phased array catheters, and as I’ll discuss in a moment, are about to launch our new Revolution 45 MHz high frequency rotational catheter, which will make Volcano the only company offering both types of catheters.

7.	We continue to introduce IVUS innovations to the industry, such as real time virtual histology, or VH. We are the only IVUS provider offering this technology, which takes IVUS beyond the standard grayscale images and provides automatic borders and measurements along with color-coded plaque identification real time in the cath lab.

8.	In addition to our IVUS product line, we also offer a full line of Functional Measurement devices used to measure a patient’s blood pressure and flow intravascularly that help determine the need for percutaneous therapies, such as stents. These offerings include both consoles and an array of single-procedure pressure and flow guide wires.

9.	The value of our technology in meeting clinician needs is evidenced by our strong revenue growth from 2003-2005, during which time we have generated compounded annual revenue growth of approximately 40 percent. In fact, Volcano’s IVUS revenue growth has exceeded that of the overall IVUS market growth. We are also truly a global company. Year-to-date, 48 percent of our revenues have been generated outside the U.S. and 80 percent of our revenues have been generated by high margin disposables as we have built a successful razor/razor blade model that enables us to continually leverage a growing installed base.

10.	We are well positioned to serve a growing market. Not only are the diseases we help address becoming more prevalent, but the growing use of less invasive, new technology-based procedures to treat these patients portends growth opportunities for our current and future technology. In addition, to further our strong position and continue market share growth, we have a well thought out market expansion strategy in place that includes developing new products and addressing new markets through an expanded product portfolio and the validation of clinical trials.

11.	Our product development and R&D programs are the foundation of the company’s vfusion strategy. Through this vfusion initiative, we bring advances in intravascular diagnosis to the cath lab on an integrated basis that allow for ease of use and improved diagnosis. As I mentioned at the outset of the call, we have had a very productive past few weeks in these critical areas. Key product development achievements during the quarter included:
•	We launched the s5 with real time VH in both the U.S. and Europe.

•	Received regulatory clearance within the past week to market the s5 in Japan.

•	Received regulatory clearance to market with the s5i with real time VH in both the U.S. and Europe.

•	We also finalized our agreement with GE during the quarter for the GE Innova IVUS, our s5i IVUS console that can be integrated into GE’s Innova cath lab. Because of some unique features added to the s5 for the GE model, we filed for a 510(k) clearance to market for this device and expect to receive that clearance to market in the current quarter. In the meantime, GE has started the sales process for the s5i GE Innova IVUS configuration and we expect to record initial revenues from the GE relationship during the third quarter.

•	We also completed our software development and license agreement with Paieon to develop IVUS and angiographic co-registration on our IVUS consoles. This functionality has been designed to enable physicians to take advantage of the advanced features of IVUS, while working in the familiar realm of angiography. We are calling this product AIM, or Angio-IVUS Mapping. It will be available initially on the IVG, and on the s5 next year. AIM is cleared to market in the U.S. and we are pursuing approval of this product in our other key markets. By the way, some of you may be wondering about the impact of the current events in the Middle East on Paieon, which is located near Tel Aviv. We have been in contact with them on an ongoing basis and they have assured us that they are not being adversely affected.

•	In the catheter area, we are very excited about the potential of our Revolution 45 MHz high frequency catheter, which is a rotational catheter. With its introduction, we will be the only company to offer clinicians both a phased array and rotational IVUS catheter. We are currently completing customer preference testing and plan a formal launch of the Revolution before the end of the quarter. It has approval in the U.S. and Europe and we anticipate receiving approval in Japan in the middle of 2007. This offering will be available initially on the IVG, and on the s5 early next year in the U.S. and Europe—and in Japan in the second half of 2007.

•	On the Functional Measurement front, our ComboMap PC-based full functional mobile console was recently approved for commercial use in Japan and we are hoping to have approval of our ComboWire, which measures both pressure and flow, in Japan this quarter. We believe that this will be an important market development milestone for our FM business in Japan.

12.	With respect to our clinical trial programs, we completed baseline patient enrollment in June for the 3,000-patient Volcano VH Registry and the 700-patient PROSPECT trial. These two studies will now await re-enrollers as they return to the cath lab with events.

13.	The VH registry is a non-randomized prospective global study that is exploring the correlation of plaque characteristics with patient demographics, clinical presentation and cardiac risk factors. Patients underwent IVUS VH imaging of coronary arteries prior to stenting, and should they experience a subsequent cardiac event that requires catherization, they will be eligible to be reenrolled to undergo IVUS imaging of the same arteries. The goal of this study is to allow clinicians to understand the prevalence of plaque characteristics. The first 1,000 patients enrolled will be reported on at the October TCT meeting in Washington, D.C.

14.	The PROSPECT trial is a U.S. and European study that we are collaborating on with Abbott Vascular (formerly Guidant) to study the natural history of plaque in acute coronary syndrome patients with coronary artery disease. The study will follow 700 patients for up to five years. The goal of the study is to draw correlations between plaque characteristics, blood markers or other clinical information and future coronary events.
15.	We have several other clinical trials ongoing in areas such as vulnerable plaque and drug effectiveness, including a study with GlaxoSmithKline involving the use of IVUS and VH to detect and characterize high risk coronary lesions—by using IVUS imaging to measure the effect of GSK’s Lp-PLA[2] inhibitor and statins on plaques. In addition, we are doing a study with the Arizona Heart Institute on the use of IVUS and VH to diagnose and understand carotid artery disease. We expect patient enrollment in both these studies to be completed by year end.

16.	Our product development and clinical trial programs are designed to increase our penetration of currently available markets, and also position us for future indications. The future opportunities we are currently focused on include:
•	First, using IVUS VH to identify and locate Vulnerable Plaque as I referenced a moment ago. Although clinical studies indicate that vulnerable plaque may cause more than 80 percent of heart attacks and strokes, there is currently no proven diagnostic tool for identifying it.

•	Second, the use of IVUS technology as the foundation for a line of intracardiac echo products to enhance the treatment of structural heart disease. We hope to have our first offering in this area available by the end of next year.

•	Third, developing technology to diagnose and guide treatment of carotid and peripheral artery disease, including the use of IVUS and VH to optimize the use of carotid artery stenting.
17.	Complementing our active product development and clinical trial efforts are very effective sales and marketing programs. We ended the quarter with 94 employees in our sales organization, including 78 direct sales representatives in the U.S. and Western Europe. In Japan, we utilize a distribution strategy and have a strong presence there through our relationships with Goodman, Fukuda Denshi and J&J Cordis. We completed an important transition in Japan during the quarter by transferring the shonins—or regulatory licenses—for our IVUS offerings from Fukuda to Volcano Japan K.K., our wholly-owned subsidiary. As a result, we are now importing the product ourselves and this is proving to be very beneficial to our market development activities. While the U.S., Japan and Western Europe are our primary markets, we also market our products in an additional two dozen countries throughout the world.

18.	We also engage in a wide variety of market development programs to reach clinicians and influencers. These include company-sponsored seminars and participation in major industry events. During the quarter, we had a significant presence at PCR in Europe, at which we officially introduced the s5 and GE officially launched the s5i GE Innova IVUS configuration. In addition, we sponsored a symposium and had several live cases. We expect to have a meaningful presence at CCT, TCT and AHA later this year, including several clinical presentations on our IVUS technology.

19.	Before turning the call over to John, I wanted to mention the recent reimbursement final rule from CMS that will take effect October 1. We see it as having a minimal impact on Volcano. It calls for a marginal decrease in reimbursement for the DRG’s covering procedures for which our products are used. As you probably know, this new rule is part of a plan by CMS to move to a cost-based system over a three-year period. As a result of this new rule,

IVUS will now be captured in hospital cost reports. I will come back for some brief closing remarks, but will now ask John to review our financial results. John.
John Dahldorf
20.	Thanks Scott. As Scott mentioned, our revenues for the second quarter of 2006 were $25.9 million, a nine percent increase over the $23.8 million in the second quarter of 2005 and a 30 percent increase over revenues of $19.9 million in the first quarter of 2006. Keep in mind that our results for the second quarter of last year included revenues related to the initiation of our IVUS distribution agreement with Goodman in Japan. Excluding these revenues, our sales in the second quarter of 2006 increased approximately 30 percent over the second quarter a year ago. The growth over the first quarter of this year was attributable to increased sales of our disposable catheters and growing sales of IVUS consoles in both the U.S. and Europe. I should also point out that ASP’s were generally flat in the quarter versus the second quarter of last year and the first quarter of 2006.

Revenues for the first six months of 2006 were $45.7 million versus $40.3 million in the first six months of 2005, an increase of 14 percent. Excluding the revenues related to the initiation of the Goodman relationship, our year-over-year revenue increase would have been approximately 27 percent in the first half of 2006.

21.	At this point in time, our plan is to provide the following breakout of revenues each quarter on a year-over-year basis: Consolidated revenues for IVUS systems and related equipment; IVUS disposables; FM; and other revenue, which includes service and other revenues. We’ll also provide breakouts in our key geographies for IVUS systems and related equipment; IVUS disposables; and FM. We will also provide the number of consoles placed during the quarter.

22.	Consolidated revenues for IVUS systems and related equipment were $4.9 million versus $7.4 million a year ago. Revenues for these products in the U.S. were $3.3 million versus $1.6 million in the prior year; six thousand dollars versus $4.5 million in Japan; and $1.2 million versus $909,000 in Europe. IVUS console placements for the quarter were 62.

23.	Consolidated IVUS disposable revenues were $17.0 million versus $12.7 million in the second quarter a year ago. Disposable revenues were $8.6 million versus $6.8 million in the U.S.; $5.3 million versus $3.9 million in Japan; and $2.8 million versus $1.9 million in Europe.

24.	Consolidated revenues for FM products were $3.2 million in the second quarter of 2006 versus $3.1 million in the same period a year ago. By geography, FM revenues were $1.6 million versus $1.5 million in the U.S.; $351,000 versus $376,000 in Japan; $1.1 million versus $1.0 million in Europe. Other revenue on a consolidated basis was $707,000 in the second quarter of this year versus $571,000 in the second quarter a year ago.

25.	As Scott mentioned in his comments, we generated a nice improvement in gross margin in the quarter. Gross margin for the quarter was 56 percent versus 49 percent in the second quarter a year ago, reflecting manufacturing efficiencies this year and the impact of the low margin Goodman order last year. Gross margin in the second quarter of 2006 was slightly lower than the 59 percent margin reported in the first quarter of this year. The difference is a result of product mix and economies of scale we achieved in manufacturing product in the fourth quarter of last year for sale in the first quarter of this year. As we indicated during our road show, achieving margin growth is one of our key objectives as we drive toward profitability and we believe our programs to improve manufacturing efficiencies, combined with growing sales volume, will enable us to realize ongoing gross margin improvement in subsequent quarters.

26.	With respect to operating expenses, they were $16.7 million in the second quarter of this year, compared with operating expenses of $12.6 million in the second quarter a year ago. Increases in SG&A this year versus last year reflect additional headcount, expanded sales and marketing programs, public company costs and stock-based compensation expense. Our public company costs will be ongoing, and will be in our 2006 reported SG&A, while not present to the same extent in the comparative 2005 SG&A. Increases in R&D are a result of the number of new product launches that Scott discussed in his comments. We recorded total non-cash stock-based compensation expense of $796,000 versus $346,000 in the same quarter a year ago. Other expenses included a non-recurring, non-cash charge of $1.2 million in the second quarter of this year resulting from the early extinguishment of debt in connection with our IPO.

27.	The net loss in the second quarter was $4.2 million, or $0.41 per share, compared with a net loss of $2.7 million, or $0.40 per share, in the same period a year ago. Excluding the non-recurring, non-cash charge related to the debt repayment and stock-based compensation expense, our net loss for the quarter was $2.1 million, or $0.21 per share, versus a net loss of $2.3 million, or $0.35 per share, on the same basis in the second quarter of 2005. The weighted shares outstanding in the second quarter of this year were 10.1 million versus 6.7 million a year ago, reflecting the completion of our IPO during the quarter.

28.	Turning to the balance sheet, we ended the quarter with $30.6 million in cash and cash equivalents, compared with $15.2 million at December 31, 2005. We also reduced our long-term debt from $27.2 million at December 31, 2005 to $1.2 million at June 30, 2006. Both of these changes, of course, reflect the impact of the proceeds from our IPO.

29.	I will now turn to a discussion of our guidance. Our practice, at least for the time being, will be to provide annual guidance for revenues, margin percentage, GAAP EPS, expected share counts, and EPS excluding the non-recurring charge related to the debt repayment, as well as stock-based compensation expense. For fiscal

2006, we are expecting total revenues of $94.0 million. We expect gross margin will be 56-57 percent. We are expecting to report a net loss on a GAAP basis of $0.75 per share, assuming 20.8 million weighted average shares outstanding. This includes a non-recurring, non-cash charge of $1.2 million related to the debt repayment and non-cash, stock-based compensation expense of approximately $3.2 million. Excluding the non-recurring charge related to the debt repayment, and stock-based compensation expense, Volcano expects to report a net loss of $0.54 per share. A reconciliation of our GAAP and non-GAAP results can be found in today’s earnings news release on our website at www.volcanocorp.com.

30.	Before turning the call back to Scott for some closing remarks, let me mention that we will be presenting at the Bear, Stearns Healthcare Conference in New York on September 12th. Scott.

Scott Huennekens
31.	Thank you John. In closing, I want to convey our excitement about not only Volcano’s progress to date, but also the many compelling opportunities that await us. We offer a broad suite of patented technology and products, with a deep pipeline of new offerings that we expect to be in the market between later this year and during 2007. These offerings are designed to provide cardiologists with more advanced diagnostic tools and facilitate the integration of IVUS technology into the cath lab.

32.	We have demonstrated the ability to meet or exceed our operational targets and generate an increasingly strong financial performance as we aim to achieve profitability in the second half of 2007.

33.	I want to assure you that we have a very deep management team and committed group of employees that are focused on our strategic goals and realizing the opportunities available to us. We appreciate your interest in the company and will now open the call to your questions.

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